                                     FORM OF
                                ROYALTY AGREEMENT

                  This Royalty Agreement (the "Agreement"), is made and entered into as of ___________, 2000 (the "Effective Date"), by and between Cytomedix GmbH, a Switzerland corporation ("Cytomedix"), and Curative Health Services, Inc., a Minnesota corporation ("Curative").

                                    RECITALS

                  WHEREAS, Cytomedix and Curative are parties to that certain Asset Purchase Agreement dated as of October 12, 2000 (the "Asset Purchase Agreement"), pursuant to which Cytomedix and its Affiliates have agreed to purchase certain assets of Curative and its Affiliates as set forth therein; and

                  WHEREAS, pursuant to Section 2.7(a)(viii) of the Asset Purchase Agreement, it is a condition to the closing of the transactions described in the Asset Purchase Agreement that the parties hereto enter into this Agreement;

                                    AGREEMENT

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                   ARTICLE I.
                                  DEFINITI1ONS

                  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article I:

                  "Affiliates" - any person or entity which directly or indirectly controls, is controlled by, or is under common control with a party hereto. For purposes of this Agreement, "control" means the legal, beneficial or equitable ownership directly or indirectly of more than 50% of the aggregate of all voting equity interests rights in such entity.

                  "Best Efforts" - the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that a person required to use Best Efforts under this Agreement will not be required to dispose of or make any change to its business, or expend any material funds or incur any other material burden.

                  "FDA" - the United States Food & Drug Administration, or any successor agency.

                  "Future Products" - any products developed and sold by Cytomedix which embody any of the Patents or are covered by any claim of the Patents.

                  "Net Sales Amount" - the invoiced amount of sales of Procuren or the Future Products by Cytomedix or any of its affiliates or sublicensees to third parties, less the following items: (a) customary trade, quantity and cash discounts, sales rebates allowed and taken; (b) credits actually given for rejected or returned products; (c) value-added, sales, use or turnover taxes, excise taxes and customs duties included in the invoice amount; and (d) bad debt expense applied in a manner that specifically relates to the Net Sales of the applicable product and in accordance with GAAP.

                  "Patents" - the domestic and foreign patents being transferred from Curative to Cytomedix pursuant to the Asset Purchase Agreement as set forth on Schedule A, including any continuations-in-part, continuations, divisions, substitutes, reissues, reexaminations or extensions thereof.

                  "Procuren" - Procuren(R), a thrombin-induced platelet releasate.

                                   ARTICLE II.
                               ROYALTY OBLIGATIONS

                  Section 2.1 Amount of Payment. Cytomedix shall pay royalties to Curative during the Term as set forth below:

                           (a) Cytomedix shall pay Curative three percent (3%)
                  of the aggregate Net Sales Amount of Procuren (such amount, the "Procuren Royalty"), on a country by country basis, in each of the countries listed on Schedule 2.1 (the "Applicable Countries") for such time as any of the Patents with respect to such Applicable Country remain valid, enforceable, and in effect. Cytomedix shall have no further obligation to pay the Procuren Royalty in any Applicable Country at such time when no Patent with respect to such Applicable Country remains valid, enforceable and in effect.

                           (b) Cytomedix shall pay Curative six percent (6%)
                  (the "Future Products Royalty Percentage") of the aggregate Net Sales Amount of the Future Products (the "Future Products Royalty," and together with the Procuren Royalty, the "Royalty"), on a country by country basis, in each Applicable Country for such time as any of the Patents with respect to such Applicable Country remain valid, enforceable, and in effect; provided, however, that at such time that the aggregate worldwide Net Sales Amount of the Future Products with respect to which the Future Products Royalty has been paid since the Effective Date exceeds Three Hundred Million Dollars ($300,000,000), the Future Products Royalty Percentage shall thereafter be reduced to five percent (5%). Cytomedix shall have no further obligation to pay the Future Products Royalty in any Applicable Country at such time that no Patent with respect to such Applicable Country remains valid, enforceable and in effect.

                  Notwithstanding the foregoing, Cytomedix shall have no obligation to pay any Royalties to Curative in connection with any sales of Procuren made to Curative or any of its Affiliates pursuant to the terms of that certain Supply Agreement of even date herewith, by and between Cytomedix and Curative (the "Supply Agreement") until such time, if any, that Cytomedix receives FDA approval of Procuren.

                  Section 2.2 Payment of Royalty. Cytomedix shall pay the Royalty quarterly. Within forty-five (45) days after the end of each calendar quarter, Cytomedix shall (a) pay Curative the amount of the Royalty owed by Cytomedix for such calendar quarter, and (b) provide Curative with a written report setting forth the Net Sales Amount with respect to Procuren and the Future Products for the applicable quarter, and the computation of the Procuren Royalty and the Future Products Royalty with respect thereto for the applicable quarter. The Royalty shall be payable in currency of the United States of America regardless of the country where earned and shall be paid or deposited as designated in writing by Curative. The exchange rate used to calculate the Royalty shall be the same rate specified under Financial Accounting Standards Board Statement 52, or its successor, used to translate the financial results of Cytomedix or its Affiliates for public reporting. If the Royalty for the previous calendar quarter remains unpaid within forty-five (45) days after the end of such calendar quarter, interest shall accrue on such unpaid amount at the lower of
(a) fifteen percent (15%) per annum, or (b) the highest rate permitted by law, until paid.

                  Section 2.3 No Other Compensation. Except as expressly provided herein, Curative is not entitled to any other compensation from Cytomedix or any other third party in connection with the sale of Procuren and the Future Products and shall receive no royalty on sales of any other product of Cytomedix.

                  Section 2.4 Records and Reports; Audits. Cytomedix shall keep true and accurate records and books of account containing information necessary for the determination of the Royalty payable hereunder. These records and books of account shall upon reasonable notice be available during business hours for inspection by Curative. Curative shall be entitled to conduct an audit, upon thirty (30) days' prior written notice to Cytomedix, of such books and records. Curative may engage an independent third party auditor to conduct such audits. Cytomedix shall be entitled to receive a copy of any audit reports produced by or on behalf of Curative hereunder. In the event any such audit reveals a greater than five percent (5%) discrepancy between the correct amount of the Royalty which should have been paid by Cytomedix pursuant to the terms herein during the period covered by such audit and the actual amount of the Royalty paid by Cytomedix during such period, Cytomedix shall reimburse Curative for the costs of such audit.

                  Section 2.5 Milestones. Cytomedix covenants that it shall:

                           (a) submit a request to the FDA for a pre-IND
                  (Investigational New Drug) application meeting for Procuren within three (3) months of the Closing Date;

                           (b) initiate a clinical trial for Procuren within 180
                  days of the release of any Institutional Review Board, or State or Federal agency clinical holds subsequent to filing the IND;

                           (c) submit a Biologics License Application (BLA) for
                  Procuren to FDA within twelve (12) months of completing a successful Phase III clinical trial;

                           (d) make reasonable efforts to commercialize Procuren
                  in the United States within four (4) months of receiving final FDA approval of the BLA; and

                           (e) upon termination of that certain
                  Commercialization Agreement dated as of January 19, 1998 (the "BTG Agreement"), by and between Curative and BTG USA Inc., a Delaware corporation, and successful completion of the transfer of all data gathered under the BTG Agreement to Cytomedix, Cytomedix will use reasonable efforts to initiate pre-clinical animal studies to determine the feasibility of using platelet factor 4 derived peptides to promote wound healing.

                  Section 2.6 Offset. Notwithstanding any other provision in this Agreement or the Asset Purchase Agreement, upon notice to Curative, Cytomedix may set off any amounts owed by Cytomedix to the University of Minnesota or any successor in interest pursuant to that certain Second Curatech University of Minnesota Research Agreement dated as of September 30, 1988 against any amounts otherwise payable to Curative under this Agreement; provided, however, that the amount of such set-off shall not reduce (a) the Procuren Royalty Percentage (after taking into account such set-off) below one and one-half percent (1.5%) for any payment period, and (b) the Future Products Royalty Percentage (after taking into account such set-off) below four and one-half percent (4.5%) for any payment period, or, in the event the Future Products Royalty Percentage has been reduced to five percent (5%) as set forth in Section 2.1(b) above, below three and one-half percent (3.5%) for any payment period. The exercise of such right of set-off by Cytomedix in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement.

                                  ARTICLE III.
                                TERM; TERMINATION

                  Section 3.1 Term. This Agreement commences upon the Effective Date and terminates at such time when Cytomedix has no further obligation to pay any Royalties pursuant to Section 2.1 (the "Term").

                  Section 3.2 Termination. Upon thirty (30) days' prior written notice to Curative, Cytomedix may terminate this Agreement if Curative breaches any of its material obligations hereunder pursuant to Section 5.2 and fails to cure such breach by the end of such thirty (30) day period, or, if the parties agree that the breach is not capable of being cured or remedied within thirty
(30) days, then within a timeframe mutually agreed upon by the parties.

                  Section 3.3 Remedies upon Termination. Termination of this Agreement shall not limit either party from pursuing any other remedies otherwise available to it, including, without limitation, injunctive relief.

                  Section 3.4 Effect of Termination. In the event of notice of termination, each party shall continue to perform its obligations hereunder up to the date of termination. Upon termination, except as otherwise provided herein, the obligations of the parties hereunder shall cease and Cytomedix shall pay Curative any amounts then owing hereunder; provided however, that in the event of termination due to a breach by Curative of Section 5.2, Cytomedix shall have no right to offset any payment due to Curative under Section 2.1.

                                   ARTICLE IV.
                                 CONFIDENTIALITY

                  Each party acknowledges that any information concerning the other party received in connection with this Agreement shall be deemed "Confidential and Proprietary Information" (provided that information contained within the Assets (as defined in the Asset Purchase Agreement) transferred to Cytomedix shall not be deemed Confidential and Proprietary Information of Curative). Each party agrees that it shall not permit the duplication, use or disclosure of any such Confidential and Proprietary Information to any person or entity (other than its own employees or agents who must have such information for any proper purpose), unless (a) authorized in writing and signed by the other party, or (b) legally required to disclose such information, provided that the party availing itself of this exception has promptly notified the other party of such required disclosure and has used commercially reasonable efforts to lawfully avoid or limit such disclosure. Confidential and Proprietary Information does not include any information which, at the time of disclosure, is generally known by the public through no breach of the disclosing party. The provisions of this Article IV shall survive the expiration or termination of this Agreement.



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

                                   ARTICLE V.
                              INTELLECTUAL PROPERTY

                  Section 5.1 Right to Defend. At the election and expense of Cytomedix, Cytomedix shall have the sole right (but not the obligation, except as otherwise set forth in Section 5.3 below) to protect all intellectual property rights related to Procuren and the Future Products, by obtaining and maintaining appropriate patent, trademark, trade secret or other rights. Curative agrees to cooperate, at the expense of Cytomedix, in the filing and prosecution of patent applications in the United States and in foreign countries in connection with all such intellectual property rights, and to promptly notify Cytomedix of any conflicting uses of, or any applications or registrations to use, any mark, name, symbol, device or word that becomes known to Curative that Curative believes may constitute an act of infringement with respect to the intellectual property rights related to Procuren and the Future Products.

                  Section 5.2 Ownership of Intellectual Property. Curative acknowledges that, subject to Article VI, neither this Agreement nor the performance of its obligations hereunder shall affect the ownership by Cytomedix of any of the goodwill or intellectual property rights related to Procuren or the Future Products, and such goodwill or other rights shall be and remain in the name of Cytomedix. Curative warrants that, subject to Article VI, it shall not at any time (a) do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such ownership and/or rights, or
(b) represent that it has any ownership in Procuren or the Future Products or any intellectual property rights in connection therewith.

                  Section 5.3 Enforceability of Patents. Cytomedix shall use its Best Efforts to ensure that the Patents remain valid and enforceable.

                                   ARTICLE VI.
                                SECURITY INTEREST

                  Section 6.1 Security Interest. Subject to the applicable terms and conditions of this Agreement, Cytomedix hereby assigns and grants to Curative a security interest (the "Security Interest") in and a lien on the Patents (the "Collateral") to secure the payment and the performance of the following obligations (collectively, the "Obligations"):

                           (a) the payment of the Royalty; and

                           (b) all reasonable costs incurred by Curative to
                  obtain, preserve, perfect and enforce the provisions of this
                  Article VI and the Security Interest created hereby, collect the Royalty and maintain and preserve the Collateral, including but not limited to taxes, assessments, insurance premiums, repairs, reasonable attorney's fees and legal expenses, and expenses of sale.

                  Section 6.2 Ownership of Collateral. Cytomedix shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Curative which arises out of or relates to any occurrence or event happening after the Closing (as defined in the Asset Purchase Agreement) and Cytomedix shall keep the Collateral free from all liens and security interests.

                  Section 6.3 Costs of Curative. Cytomedix shall pay all reasonable costs necessary to obtain, preserve, perfect, defend and enforce the Security Interest, collect the Obligations, and preserve, defend, enforce and collect the Collateral, including but not limited to taxes, assessments, insurance premiums, repairs, reasonable attorney's fees and legal expenses, and expenses of sale. Without waiving

Cytomedix's default for failure to make any payment owed hereunder, Curative may, at its option, pay any such costs and expenses and discharge encumbrances on the Collateral, and such payment shall be part of the Obligations; provided, that Curative shall not take any such action unless it has requested Cytomedix to take such action in writing and Cytomedix has not taken such action within thirty (30) days after its receipt of such request. Cytomedix shall reimburse Curative on demand for any costs so incurred.

                  Section 6.4 Event of Default. The happening of any one or more of the following listed events constituted an event of default (an "Event of Default") by Cytomedix:

                           (a) Cytomedix fails to pay the Royalty owed hereunder
                  when due and does not cure such non-payment within ninety (90) days of written notice thereof by Curative; or

                           (b) Cytomedix fails to meet the Milestones as set
                  forth in Section 2.5 .

                  Section 6.5 Remedies of Curative Upon Default. Remedies of Curative Upon Default. Upon the occurrence of an Event of Default, Curative may, upon giving fifteen (15) days written notice thereof to Cytomedix, Cytomedix N.V., and Cytomedix, Inc., and after such parties have not cured such Events of Default within the fifteen (15) day period, declare the Obligations in whole or part immediately due and may enforce payment of the same and exercise any rights under the Uniform Commercial Code as enacted in the State of New York, rights and remedies under this Agreement, or otherwise. For purposes of this Section 6.5, to the extent the Event of Default is triggered by any failure to meet a time deadline, such time deadline is to be treated as extended until the end of such fifteen (15) day period for purposes of any cure. If Curative chooses to exercise its rights to take possession and dispose of the Collateral in a commercially reasonable manner, Cytomedix is still liable for any unpaid Obligations and is entitled to any surplus in excess of the Obligations. If Curative chooses to exercise its rights to take possession and retain the Collateral in full satisfaction of the Obligations, Cytomedix is not liable for any unpaid Obligations and is entitled to any surplus in excess of the Obligations, such surplus as mutually determined by the parties in good faith.

                                  ARTICLE VII.
                                  MISCELLANEOUS

                  Section 7.1 No Joint Venture. Nothing herein shall create any association, partnership, joint venture or agency relationship between the parties hereto or any third party.

                  Section 7.2 Further Assurances. The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree
(a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

                  Section 7.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and are deemed to have been duly given when (a) delivered by hand with written confirmation of receipt,
(b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) five (5) days after delivery, if sent by certified mail, return receipt requested, or (d) one (1) day after delivery, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses, or facsimile numbers set forth below (or to such other addresses, facsimile numbers or as a party may designate by notice to the other parties):

           Cytomedix:        Cytomedix GmbH
                             c/o Cytomedix, Inc.
                             Three Parkway North
                             Deerfield, Illinois 60015
                             Attention: Christopher J. Caywood
                             Vice President of Strategy and Business Development
                             Fax: (847) 405-7801

           with a copy to:   Latham & Watkins
                             1001 Pennsylvania Ave., N.W.
                             Suite 1300
                             Washington, D.C. 20004
                             Attention: Stuart S. Kurlander, Esq.
                             Fax: (202) 637-2201

           Curative:         Curative Health Services, Inc.
                             150 Motor Parkway
                             Hauppauge, New York 11788
                             Attention: William Tella
                             Sr. Vice President of Business Development
                             Fax: (631) 233-8107

           with a copy to:   Dorsey & Whitney LLP
                             250 Park Avenue
                             New York, New York 10177
                             Attention: Seth I. Truwit, Esq.
                             Fax: (212) 953-7201

                  Section 7.4 Waiver . The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right under this Agreement operates as a waiver of such right, and no single or partial exercise of any such right precludes any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party is applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party is deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  Section 7.5 Entire Agreement and Modification. This Agreement, the Asset Purchase Agreement and the Supply Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement signed on behalf of each of the parties hereto.

                  Section 7.6 Assignment. Except as set forth above, no party to this Agreement may assign, transfer, or otherwise dispose of any of its rights, duties, or obligations hereunder without the prior written consent of the other party hereto; provided, however that upon prior written notice to the other party, (a) either party may assign, transfer, or otherwise dispose of any of its rights, duties or obligations hereunder to any of its Affiliates without the consent of the other party (in which case the



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

assigning party shall continue to be liable for its obligations hereunder), and
(b) Curative may assign its right to receive the Royalty to any third party without the consent of Cytomedix, provided that no such assignment or delegation pursuant to clauses (a) or (b) shall relieve either party from any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

                  Section 7.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

                  Section 7.8 No Third Party Beneficiary. No provision of this Agreement shall create, or be deemed to create, any legal or equitable right in any person not a party to this Agreement or give any such person any claim against any party to this Agreement that such party would not have but for this Agreement.

                  Section 7.9 Section Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be available in the interpretation of this Agreement.

                  Section 7.10 Governing Law; Jurisdiction. This Agreement is to be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The parties agree that the state and federal courts located in New York County, New York shall be the sole venue and shall have sole jurisdiction for the resolution of all disputes arising hereunder.

                  Section 7.11 Execution of Agreement, Counterparts. This Agreement may be executed in one or more counterparts, each of which is deemed to be an original copy of this Agreement and all of which, when taken together, are deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile are deemed to be their original signatures for any purpose whatsoever.

                  [remainder of page intentionally left blank]





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                      [signature page to Royalty Agreement]


                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    CYTOMEDIX:
                                    CYTOMEDIX GMBH


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Its:
                                        ----------------------------------------

                                    CURATIVE:
                                    CURATIVE HEALTH SERVICES, INC.


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Its:
                                        ----------------------------------------







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



                                   SCHEDULE A

                                     PATENTS

[PATENTS TO BE TRANSFERRED UNDER THE ASSET PURCHASE AGREEMENT]

                                  SCHEDULE 2.1

                              APPLICABLE COUNTRIES

[COUNTRIES OF PATENTS TO BE TRANSFERRED UNDER ASSET PURCHASE AGREEMENT]








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